EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in previously filed Registration Statements on Form S-8 pertaining to the 1998 Tower Financial Corporation Stock Option and Incentive Plan, the 2001 Tower Financial Corporation Stock Option and Incentive Plan, the 2006 Tower Financial Equity Incentive Plan, and the Tower Financial Corporation 401(k) Plan of our report dated March 10, 2008 on the consolidated financial statements of Tower Financial Corporation, which report is included in Form 10-K for Tower Financial Corporation for the year ended December 31, 2007.

South Bend, Indiana	/s/ Crowe Chizek and Company LLC
March 10, 2008